EMBARGOED UNTIL 7:30pm October 24, 2001	Contact:	Paul Paquin VP, Investor Relations 703-205-1039	Tatiana Snead Media Relations 703-205-1070

Capital One Expects 2002 Earnings to Increase by 20 Percent

Falls Church, Va. (October 24, 2001) - Capital One Financial Corporation (NYSE: COF) today announced it expects earnings per share for the year ending December 31, 2002, to increase by 20 percent over 2001. This is in line with the company's long-term objective of 20 percent annual earnings per share growth.

          "Despite the current economic uncertainty, we expect to achieve our 20 percent earnings per share target in 2002," said Richard D. Fairbank, Capital One's Chairman and Chief Executive Officer, in announcing this 2002 goal. "We have met or surpassed this target every year since our IPO in 1994, and expect we can do so in 2002."

          In addition, Capital One today announced that its Board of Directors has approved an entrepreneurial compensation program for its senior executives. This special stock option program, known as an EntrepreneurGrant, reflects the company's continued commitment to aligning the interests of senior management with that of its stockholders and retaining the executive talent that has made the company successful. With this latest EntrepreneurGrant program, the fifth of its kind, Fairbank and Nigel W. Morris, Capital One's President and Chief Operating Officer, have agreed to give up all salary, annual cash incentive, annual option grants and retirement plan contributions for the years 2002 and 2003 in exchange for a one-time grant to Fairbank of options to purchase 3,456,000 shares and to Morris of options to purchase 2,304,000 shares of the company's common stock.

          As part of this EntrepreneurGrant, 2,121,000 of Fairbank's stock options and 1,414,000 of Morris' stock options will be performance-based and the remaining stock options will vest annually in equal installments over the next three years, or earlier upon a change in control of Capital One. The performance-based stock options will vest if Capital One's common stock price reaches $83.871 by October 18, 2004, $100.641 by October 18, 2005, $120.771 by October 18, 2006 or $144.921 by October 18, 2007. Each Target represents 20 percent annual compounded stock price appreciation from October 18, 2001.

          These stock options will also vest if Capital One attains cumulative earnings per share of $5.03 over four consecutive quarters by the end of 2004, representing 20 percent annual compounded earnings per share growth from the company's projected earnings per share of $2.91 for the year ending December 31, 2001. In any case, the performance-based stock options will vest on October 18, 2007, or earlier upon a change of control. Capital One will not incur any compensation expense in connection with either the performance-based or time-based stock options.

          Capital One's other senior executives (excluding Fairbank and Morris) will have the opportunity to forego up to 50 percent of their expected annual cash incentives for 2002 through 2004 in exchange for performance-based stock options with the same terms as those described above. The purchase price for all of the shares under these options will be $48.535, based on the average of the high and low sales prices of Capital One's common stock on October 18, 2001. Eligible executives will have until December 7, 2001 to elect to participate in the EntrepreneurGrant.

          The company cautioned that its current expectations for 2002 earnings are forward-looking statements and actual results could differ materially from current expectations due to a number of factors including: competition in the credit card industry; the company's ability to access the capital markets at attractive rates and terms to fund its operations and future growth; any significant disruption of, or loss of public confidence in, the U.S. mail affecting response rates or customer payments; and general economic conditions affecting consumer income, spending, consumer bankruptcies, defaults and charge-offs. A discussion of these and other factors can be found in Capital One's annual reports and reports filed with the Securities and Exchange Commission, including, but not limited to, the company's report on Form 10-K for the year ended December 31, 2000.

          Headquartered in Falls Church, Virginia, Capital One Financial Corporation (www.CapitalOne.com) is a holding company whose principal subsidiaries, Capital One Bank and Capital One, F.S.B., offer consumer lending and deposit products. Capital One's subsidiaries collectively had 40.1 million customers and $38.5 billion in managed loans outstanding as of September 30, 2001, and are among the largest providers of MasterCard and Visa credit cards in the world. Capital One trades on the New York Stock Exchange under the symbol "COF" and is included in the S&P 500 Index.

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1Vesting requires the common stock to reach or exceed the vesting price for 5 trading days prior to the target vesting date